Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Steven M. Goldschein
516-608-7000

SYSTEMAX REPORTS INCREASED SECOND QUARTER SALES AND EARNINGS

PORT WASHINGTON, NY, December 14, 2005 - Systemax Inc. (NYSE:SYX), a leading manufacturer and distributor of PC hardware, related computer products and industrial products in North America and Europe, today announced results for its six months and second fiscal quarter of 2005 ended June 30, 2005. The Company’s results included in this release have not been reviewed by independent registered public accountants. However, management of the Company believes that the attached condensed consolidated financial statements accurately reflect the results of operations and financial condition of the Company for the period.

Net sales for the second quarter ended June 30, 2005 increased 15.9% to $502.2 million from $433.3 million in the year-ago quarter. Sales in North America increased 19.3% to $330.2 million from $276.7 million in the same period last year, with more than 50% of the growth coming from increased internet sales. Sales in Europe increased 9.9% to $172.0 million from $156.5 million in last year’s second quarter. Approximately forty percent of the increase in European sales was attributable to favorable exchange rates. Gross profit increased 5.0% to $70.9 million from $67.5 million in last year’s second quarter, or 14.1% of net sales compared to 15.6% of net sales in the year-ago period. The decrease in gross profit percentage was primarily attributable to continued competitive pricing pressure in both the North American and European computer and related products marketplaces and increased warehouse-related costs. Net income was $1.2 million ($.03 per diluted share) compared to $62,000 ($.00 per diluted share) in the same period a year ago. Results include pretax restructuring and other charges incurred in the Company’s European operations of $1.1 million in 2005 compared to $1.0 million last year. Net income excluding the effects of the restructuring and other charges would have been $1.9 million ($.05 per diluted share) compared to $0.6 million ($.02 per diluted share) last year. (A reconciliation between income from operations, as reported in accordance with GAAP, and pro forma net income, excluding the adjustments discussed above, has been provided.)

Richard Leeds, Chairman and Chief Executive Officer, said, “An increase in E-commerce sales in both our computer and industrial products businesses was the primary source of the sales increase in the second quarter. E-commerce sales increased 30.5% compared to year-ago levels, with the majority of the increase coming from the North American consumer market. Our e-commerce sales now account for more than 30% of worldwide sales. Competitive pricing pressure continued in the markets we serve, however, and will require us to control and seek ways to leverage our selling, general and administrative costs.”

Senior Vice President and Chief Financial Officer Steve Goldschein noted that Systemax’s financial condition remained strong. The Company’s solid cash position, reduced United Kingdom short-term borrowings and strong working capital highlight its healthy financial position.

Systemax Inc. (www.systemax.com) has developed an integrated system of branded e-commerce web sites, direct mail catalogs and relationship marketers to sell PC hardware, related computer products and industrial products in North America and Europe. Systemax is a Fortune 1000 company.

SYSTEMAX INC.
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share and share amounts)

                                                         Six Months Ended                Three Months Ended
                                                             June 30,                         June 30,
                                                             --------                         --------
                                                           2005             2004            2005             2004
                                                           ----             ----            ----             ----
Net sales                                            $1,038,581         $917,774        $502,223         $433,267
Cost of sales                                           889,670          773,807         431,290          365,740
                                                  --------------    -------------  --------------   --------------
Gross profit                                            148,911          143,967          70,933           67,527
Selling, general and administrative expenses            138,849          129,676          67,213           64,101
Restructuring and other charges                           3,052            5,015           1,077              973
                                                  --------------    -------------  --------------   --------------
Income from operations                                    7,010            9,276           2,643            2,453
Interest and other expense, net                           1,076            1,073             505              426
                                                  --------------    -------------  --------------   --------------
Income before income taxes                                5,934            8,203           2,138            2,027
Provision for income taxes                                2,700            4,451             973            1,965
                                                  --------------    -------------  --------------   --------------
Net income                                               $3,234           $3,752          $1,165              $62
                                                  ==============    =============  ==============   ==============

Net income per common share:
Basic                                                      $.09             $.11            $.03             $.00
                                                  ==============    =============  ==============   ==============
Diluted                                                    $.09             $.11            $.03             $.00
                                                  ==============    =============  ==============   ==============

Weighted average common and common equivalent shares:
Basic                                                34,580,214       34,337,925      34,687,016       34,370,959
                                                  ==============    =============  ==============   ==============
Diluted                                              36,440,988       35,227,032      36,513,828       35,224,266
                                                  ==============    =============  ==============   ==============

SYSTEMAX INC.

Condensed Consolidated Balance Sheets

(in thousands)

                                                                         As of             As of
                                                                        June 30,       December 31,
                                                                          2005             2004
                                                                          ----             ----
                                                                      (Unaudited)
CURRENT ASSETS:

Cash and cash equivalents                                                   $45,293           $36,257

Accounts receivable, net                                                    132,121           137,706

Inventories                                                                 172,276           192,774

Prepaid expenses and other current assets                                    28,728            31,690
                                                                     ---------------  ----------------
Total Current Assets                                                        378,418           398,427

Property, plant and equipment, net                                           61,828            65,563

Other assets                                                                 23,037            19,206
                                                                     ---------------  ----------------
TOTAL                                                                      $463,283          $483,196
                                                                     ===============  ================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and notes payable to banks                $23,830           $25,020

Accounts payable and accrued expenses                                       204,232           225,400
                                                                     ---------------  ----------------
Total Current Liabilities                                                   228,062           250,420

Long-term debt                                                                8,343             8,639

Other liabilities                                                             1,607             1,505

Shareholders' equity                                                        225,271           222,632
                                                                     ---------------  ----------------
TOTAL                                                                      $463,283          $483,196
                                                                     ===============  ================

Systemax Inc.
Reconciliation of GAAP income to earnings excluding certain charges
(In thousands, except per share data)
(Unaudited)

                                                Six months ended           Three months ended
                                                     June 30,                  June 30,
                                                 2005         2004         2005         2004
                                                 ----         ----         ----         ----
    Income from operations                     $7,010       $9,276       $2,643       $2,453
    Adjustments:
    Restructuring charges (1)                   3,052        5,015        1,077          973
                                                -----        -----        -----          ----
    Earnings excluding certain
      charges before interest and
      income taxes                             10,062       14,291        3,720        3,426
    Interest and other expense, net             1,076        1,073          505          426
                                                -----        -----          ---          ---
    Earnings excluding certain
      charges before income taxes               8,986       13,218        3,215        3,000
    Provision for income taxes                  3,623        6,079        1,296        2,372
                                                -----        -----        -----        -----
    Earnings excluding certain
    charges                                    $5,363       $7,139       $1,919         $628
                                               ------       ------       ------         ----

    Earnings excluding certain
      charges per diluted share                  $.15         $.20         $.05         $.02
                                                 ----         ----         ----         ----
    Diluted weighted average shares
      outstanding                              36,441       35,227       36,514       35,224
                                               ======       ======       ======       ======

(1) The restructuring charges in the first and second quarters of 2005 and 2004 are comprised primarily of severance and related costs for personnel terminated in the quarters.

NOTE - The above reconciliation is intended to present Systemax's operating results, excluding certain charges and providing income taxes (benefits) at local effective tax rates. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. The presentation of this financial measure facilitates meaningful comparison with prior periods.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to the Forward Looking Statements section contained in Item 7 of the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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